BARBARA K. CEGAVSKE
Secretary of State

KIMBERLEY PERONDI
Deputy Secretary for Commercial Recordings

STATE OF NEVADA

OFFICE OF THE SECRETARY OF STATE

Commercial Recordings Division
202 N. Carson Street
Carson City, NV 89701
Telephone (775) 684-5708
Fax (775) 684-7138

North Las Vegas City Hall
2250 Las Vegas Blvd North, Suite 400
North Las Vegas, NV 89030
Telephone (702) 486-2880
Fax (702) 486-2888

Business Entity - Filing Acknowledgement

08/01/2022

Work Order Item Number: W2022072901443-2283877
Filing Number: 20222520063
Filing Type: Certificate of Correction
Filing Date/Time: 7/29/2022 10:55:00 AM
Filing Page(s): 11

Indexed Entity Information:

Entity ID: C25725-1997 **Entity Name:** NUVUS GRO CORP
Entity Status: Active **Expiration Date:** None

Non-Commercial Registered Agent
KARIN ROHRET
350 S DURANGO DRIVE STE 128, LAS VEGAS, NV 89145, USA

The attached document(s) were filed with the Nevada Secretary of State, Commercial Recording Division. The filing date and time have been affixed to each document, indicating the date and time of filing. A filing number is also affixed and can be used to reference this document in the future.

Respectfully,

Barbara K. Cegavske

BARBARA K. CEGAVSKE
Secretary of State

BARBARA K. CEGAVSKE
Secretary of State
202 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

Filed in the Office of	Business Number C25725-1997
Barbara K. Cegavske (signature)	Filing Number 20222520063
Secretary of State State Of Nevada	Filed On 7/29/2022 10:55:00 AM
	Number of Pages 11

Certificate of Correction

NRS 78, 78A, 80, 81, 82, 84, 86, 87, 87A, 88, 88A, 89 and 92A

(Only one document may be corrected per certificate.)

TYPE OR PRINT - USE DARK INK ONLY - DO NOT HIGHLIGHT

INSTRUCTIONS:

1. Enter the current name as on file with the Nevada Secretary of State and enter the Entity or Nevada Business Identification Number (NVID).
2. Name of document with inaccuracy or defect.
3. Filing date of document with inaccuracy or defect.
4. Brief description of inaccuracy or defect.
5. Correction of inaccuracy or defect.
6. Must be signed by Authorized Signer. Form will be returned if unsigned.

1. Entity Information:	Name of entity as on file with the Nevada Secretary of State: Fortium Holdings Corp. Entity or Nevada Business Identification Number (NVID): NV20111699990
2. Document:	Name of document with inaccuracy or defect: Certificate of Designation of the Series A Convertible Preferred Stock
3. Filing Date:	Filing date of document which correction is being made: July 25, 2022
4. Description:	Description of inaccuracy or defect: Due to a scrivener's error, clause (B) of Section 3(c)(i) of the Certificate of Designation uses the word "Corporation" instead of "Holder".
5. Correction:	Correction of inaccuracy or defect: Clause (B) of Section 3(c)(i) of the Certificate of Designation is hereby corrected by replacing the word "Corporation" with "Holder". The Certificate of Designation as corrected by this Certificate of Correction is attached.
6. Signature: (Required)	X [signature] Signature — Date: 7/28/22

This form must be accompanied by appropriate fees.

Filed in the Office of	Business Number E0607802011-6
Barbara K. Cegavske	Filing Number 20222498959
Secretary of State State Of Nevada	Filed On 7/25/2022 8:00:00 AM
	Number of Pages 10

BARBARA K. CEGAVSKE
Secretary of State
202 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

Certificate, Amendment or Withdrawal of Designation

NRS 78.1955, 78.1955(6)

☒ **Certificate of Designation**

☐ **Certificate of Amendment to Designation - Before Issuance of Class or Series**

☐ **Certificate of Amendment to Designation - After Issuance of Class or Series**

☐ **Certificate of Withdrawal of Certificate of Designation**

TYPE OR PRINT - USE DARK INK ONLY - DO NOT HIGHLIGHT

1. Entity information:	Name of entity: Fortium Holdings Corp. Entity or Nevada Business Identification Number (NVID): NV20111699990
2. Effective date and time:	For Certificate of Designation or Amendment to Designation Only (Optional): Date: Time: (must not be later than 90 days after the certificate is filed)
3. Class or series of stock: (Certificate of Designation only)	The class or series of stock being designated within this filing: Series A Convertible Preferred Stock
4. Information for amendment of class or series of stock:	The original class or series of stock being amended within this filing:
5. Amendment of class or series of stock:	☐ Certificate of Amendment to Designation- Before Issuance of Class or Series As of the date of this certificate no shares of the class or series of stock have been issued.
	☐ Certificate of Amendment to Designation- After Issuance of Class or Series The amendment has been approved by the vote of stockholders holding shares in the corporation entitling them to exercise a majority of the voting power, or such greater proportion of the voting power as may be required by the articles of incorporation or the certificate of designation.
6. Resolution: Certificate of Designation and Amendment to Designation only)	By resolution of the board of directors pursuant to a provision in the articles of incorporation this certificate establishes OR amends the following regarding the voting powers, designations, preferences, limitations, restrictions and relative rights of the following class or series of stock.* Certificate of Designation of Preferences, Rights and Limitations of Series A Convertible Preferred Stock of Fortium Holdings Corp.
7. Withdrawal:	Designation being Withdrawn: Date of Designation: No shares of the class or series of stock being withdrawn are outstanding. The resolution of the board of directors authorizing the withdrawal of the certificate of designation establishing the class or series of stock: *
8. Signature: (Required)	X [signature] Signature of Officer Date: 07/22/2022

* Attach additional page(s) if necessary

This form must be accompanied by appropriate fees.

CERTIFICATE OF DESIGNATION OF PREFERENCES, RIGHTS AND LIMITATIONS OF SERIES A CONVERTIBLE PREFERRED STOCK OF FORTIUM HOLDINGS CORP.

The undersigned, Richard Horgan, the Chief Executive Officer of Fortium Holdings Corp. (the "Corporation"), a corporation organized and existing under Chapter 78 of the Nevada Revised Statutes (the "Nevada Corporations Law"), in accordance with the provisions of Sections NRS 78.195 and NRS 78.1955 of the Nevada Corporations Law, does hereby certify:

That pursuant to the authority expressly conferred upon the Board of Directors of the Corporation (the "Board of Directors") by the Corporation's Articles of Incorporation, as amended from time to time (the "Articles of Incorporation"), the Board of Directors has adopted the following resolutions authorizing a new series of preferred stock designated as "Series A Convertible Preferred Stock" of the Corporation as set forth in this Certificate of Designation of Preferences, Rights And Limitations Of Series A Convertible Preferred Stock (this "Certificate"):

RESOLVED, that the designations, powers, preferences and rights of the Series A Convertible Preferred Stock, and the qualifications, limitations or restrictions thereof, shall be as follows:

Section 1. Designation and Authorized Shares. There shall hereby be created and established a series of preferred stock of the Corporation designated as "Series A Convertible Preferred Stock" (the "Series A"). The authorized number of shares of the Series A shall be 1,200 shares. Each share of Series A shall have a par value of $0.0001. Capitalized terms not defined herein shall have the meaning as set forth in Section 8 below.

Section 2. Stated Value; Liquidation Rights.

(a) Stated Value. Each share of Series A shall have a stated value of $25,000 per share (the "Stated Value").

(b) Liquidation Preference. Upon the voluntary or involuntary liquidation, dissolution or winding up of the Corporation's affairs, then, before any distribution or payment shall be made to the holders of any Common Stock or any other class or series of junior stock, the Holder(s) shall be entitled to receive out of the Corporation's assets legally available for distribution to shareholders, liquidating distributions in the amount of the liquidation preference in the amount equal to the total Stated Value of the Series A held by such Holder(s), plus accrued but unpaid dividends. After payment of the full amount of the liquidating distributions to which they are entitled, the Holder(s) will have no right or claim to any of the Corporation's remaining assets. In the event that, upon any such voluntary or involuntary liquidation, dissolution or winding up, the Corporation's available assets are insufficient to pay the amount of the liquidating distributions on all outstanding Series A and the corresponding amounts payable on all senior stock and parity stock, then after payment of the liquidating distribution on all outstanding senior stock, the Holder(s) and all other such classes or series of parity stock shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would

otherwise be respectively entitled. The merger or consolidation of the Corporation into or with another corporation or entity which results in the exchange of outstanding shares of the Corporation for securities or other consideration issued or paid or caused to be issued or paid by such other corporation or entity or an affiliate thereof (except if such merger or consolidation does not result in the transfer of more than 50 percent of the voting securities of the Corporation), or the sale of all or substantially all the assets of the Corporation, shall be deemed to be a liquidation, dissolution or winding up of the Corporation for purposes of this Section 2(b). The amount deemed distributed to the Holders of Series A upon any such merger or consolidation shall be the cash or the value of the property, rights and/or securities distributed to such holders by the acquiring person, firm or other entity. The value of such property, rights or other securities shall be determined in good faith by the Board of Directors of the Corporation.

Section 3. Conversion.

(a) Conversion Right. On or after the Effective Date, as defined, each Holder shall be entitled to convert any portion of the outstanding Series A held by such Holder into validly issued, fully paid and non-assessable shares of Common Stock in accordance with Section 3(c) at the Conversion Rate (as defined below). The Corporation shall not issue any fraction of a share of Common Stock upon any conversion. If the issuance would result in the issuance of a fraction of a share of Common Stock, the Corporation shall round such fraction of a share of Common Stock up to the nearest whole share. The Corporation shall pay any and all transfer, stamp, issuance and similar taxes, costs and expenses (including fees and expenses of the Corporation's transfer agent Transfer Agent (the "Transfer Agent")) that may be payable with respect to the issuance and delivery of Common Stock upon conversion of any Series A.

(b) Conversion Rate. The number of shares of Common Stock issuable upon conversion of any share(s) of Series A pursuant to Section 3(c) shall be determined by dividing (x) the Stated Value of such share(s) Series A by (y) the Conversion Price as defined below (the "Conversion Rate").

(c) Mechanics of Conversion. Each share of Series A shall be convertible into shares of Common Stock at a conversion price of $0.71 per Series A share (the "Conversion Price") subject to adjustment under Section 7.

(i) The Series A shall not be convertible until (A) such time as the Corporation has filed a form S-1 or Form 10, or other applicable form, with the Securities and Exchange Commission (the "SEC") and such Form S-1 or other Registration Statement has been declared effective, or such Form 10 or other applicable form is no longer subject to comments from the Staff of the SEC, and (B) the Holder elects to distribute the shares of Common Stock to its shareholders, such date (the "Effective Date").

(ii) Optional Conversion. To convert a share of Series A into shares of Common Stock on any date after the Effective Date (a "Conversion Date"), a Holder shall deliver (via, electronic mail or otherwise), for receipt on or prior to 11:59 p.m., New York time, on such date, a copy of an executed notice of conversion of the Series A subject to such conversion in the form attached hereto as Exhibit I (the "Conversion Notice") to the Corporation. Within two trading days following a conversion of any such Series A as aforesaid, such Holder shall issue the

Common Stock to persons designated by the Holder. The Person or Persons entitled to receive the shares of Common Stock issuable upon a conversion of Series A shall be treated for all purposes as the record holder or holders of such shares of Common Stock on the Conversion Date.

Section 4. The Holder(s) shall not be entitled to vote on any matters submitted to the shareholders of the Corporation.

Section 5. Amendment. With the written consent of the Holders owning a majority of outstanding Series A, the Board of Directors shall have the exclusive power to amend this Certificate of Designation and the designations, powers, preferences, rights, qualifications, limitations and restrictions of the Series A provided hereunder.

Section 6. Other Provisions.

(a) Transfer of Series A. A Holder may transfer some or all of its Series A without the consent of the Corporation, subject to compliance with the Securities Act of 1933. If any Series A are to be transferred, the applicable Holder shall surrender the applicable Series A certificate to the Corporation, whereupon the Corporation will forthwith issue and deliver upon the order of such Holder a new Series A certificate, registered as such Holder may request, representing the outstanding number of shares of Series A being transferred by such Holder and, if less than the entire outstanding number of shares of Series A is being transferred, a new Series A certificate to such Holder representing the outstanding number of shares of Series A not being transferred.

Section 7. Certain Adjustments.

(a) Stock Dividends and Stock Splits. If the Corporation, at any time while the Series A is outstanding: (i) pays a stock dividend or otherwise makes a distribution or distributions payable in shares of Common Stock on shares of Common Stock or any Common Stock Equivalents, (ii) subdivides outstanding shares of Common Stock into a larger number of shares, (iii) combines (including by way of a reverse stock split) outstanding shares of Common Stock into a smaller number of shares or (iv) issues, in the event of a reclassification of shares of the Common Stock, any shares of capital stock of the Corporation, then the Conversion Price shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock (excluding any treasury shares of the Corporation) outstanding immediately before such event, and of which the denominator shall be the number of shares of Common Stock outstanding immediately after such event. Any adjustment made pursuant to this Section 7(a) shall become effective immediately after the record date for the determination of shareholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or re-classification.

(b) Subsequent Equity Sales. If, at any time while any Series A are outstanding, the Corporation sells or grants any option to purchase or sells or grants any right to reprice, or otherwise disposes of or issues (or announces any sale, grant or any option to purchase or other disposition), any Common Stock or Common Stock Equivalents entitling any Person to acquire shares of Common Stock at a price per share that is lower than the Conversion Price (such lower price, the "Lower Price" and such issuances, collectively, a "Dilutive Issuance") (if the holder of

the Common Stock or Common Stock Equivalents so issued shall at any time, whether by operation of purchase price adjustments, reset provisions, floating conversion, exercise or exchange prices or otherwise, or due to warrants, options or rights per share which are issued in connection with such issuance, be entitled to receive shares of Common Stock at a price per share that is lower than the Conversion Price, such issuance shall be deemed to have occurred for less than the Conversion Price on such date of the Dilutive Issuance), then the Conversion Price shall be reduced to the Lower Price. Such adjustment shall be made whenever such Common Stock or Common Stock Equivalents are issued. For the avoidance of doubt, if the Corporation engages in an at-the-market offering, the Corporation shall be deemed to have issued Common Stock at the lowest sale price at which the Common Stock was sold in such offering.

(c) Calculations. All calculations under this Section 7 shall be made to the nearest cent. For purposes of this Section 7, the number of shares of Common Stock deemed to be issued and outstanding as of a given date shall be the sum of the number of shares of Common Stock (excluding any treasury shares of the Corporation) issued and outstanding.

(d) Fundamental Transaction. For as long as any Series A are outstanding, the Corporation shall not, without the written consent of the Holders of a majority of the Series A then outstanding (i) issue any shares of Common Stock, Common Stock Equivalents or preferred stock (including Series A) of the Corporation, (ii) distribute any of its assets to holders of shares of its Common Stock, or (iii) engage in a Fundamental Transaction. A Fundamental Transaction means (i) the Corporation effects any merger or consolidation of the Corporation or any Subsidiary with or into another Person, (ii) the Corporation effects any sale of all or substantially all of its assets in one transaction or a series of related transactions, (iii) any tender offer or exchange offer (whether by the Corporation or another Person) is completed pursuant to which holders of Common Stock are permitted to tender or exchange their shares for other securities, cash or property, or (iv) the Corporation effects any reclassification of the Common Stock or any compulsory share exchange pursuant to which the Common Stock is effectively converted into or exchanged for other securities, cash or property (in any such case, a "Fundamental Transaction").

Section 8. Limitations on Issuances. For as long as any shares of Series A are outstanding, the Corporation shall not, without the written consent of the Holders of a majority of the Series A then outstanding, issue any shares of Common Stock or Preferred Stock of the Corporation or other securities or instruments convertible into or exercisable or exchangeable for shares of Common Stock or Preferred Stock of the Corporation, except for issuances pursuant to existing agreements to which Fortium is a party that are in effect as of the date of this Certificate.

Section 9. Certain Defined Words and Terms. In addition to defintions elsewhere in this Certificate of Designation, the following words and terms shall have the following meanings:

"Common Stock" shall mean the Corporation's common stock, $0.0001 par value per share.

"Common Stock Equivalents" means any securities of the Corporation or the Subsidiaries which would entitle the holder thereof to acquire at any time Common Stock, including, without limitation, any debt, preferred stock, right, option, warrant or other instrument that is at any time convertible into or exercisable or exchangeable for, or otherwise entitles the holder thereof to receive, Common Stock.

"Holder" or "Holders" means a holder of Series A.

"Person" means an individual, a limited liability corporation, a partnership, a joint venture, a corporation, a trust, an unincorporated organization, any other entity or a government or any department or agency thereof.

"Subsidiary" means with respect to any entity at any date, any direct or indirect corporation, limited or general partnership, limited liability company, trust, estate, association, joint venture or other business entity of which the Corporation owns more than 50% of (i) the outstanding capital stock having (in the absence of contingencies) voting power to elect a majority of the board of directors, (ii) in the case of a partnership or limited liability company, the interest in the capital or profits of such partnership or limited liability company or the power to manage such entity, or (iii) in the case of a trust, estate, association, joint venture or other entity, the beneficial interest in such trust, estate, association or other entity business is, at the time of determination, owned or controlled directly or indirectly through one or more intermediaries, by such entity, or the power to manage such entity.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Designation this 22 day of July, 2022.

By: ______________________

Name: Richard Horgan

Title: Chief Executive Officer

[SIGNATURE PAGE TO CERTIFICATE OF DESIGNATION OF PREFERENCES, RIGHTS AND LIMITATIONS OF SERIES A CONVERTIBLE PREFERRED STOCK]

EXHIBIT I

FORTIUM HOLDINGS CORP.
CONVERSION NOTICE

Reference is made to the Certificate of Designations, Preferences and Rights of the Series A Convertible Preferred Stock (the "Certificate of Designation") of Fortium Holdings Corp., a Nevada corporation (the "Corporation"). In accordance with and pursuant to the Certificate of Designation, the undersigned hereby elects to convert the number of shares of Series A Convertible Preferred Stock, $0.0001 par value per share (the "Series A"), of the Corporation, indicated below into shares of common stock, $0.0001 par value per share (the "Common Stock"), of the Corporation, as of the date specified below.

Date of Conversion: ________

Aggregate number of Series A to be converted: ____________

Aggregate Stated Value of such Series A
to be converted: ____

Please confirm the following information:

Conversion Price:

____

Number of shares of Common Stock to be issued: ________________

Please issue the Common Stock into which the applicable Series A are being converted to Holder, or for its benefit, as follows:

☐ Check here if requesting delivery as a certificate to the following name and to the following address:

Issue to: ____

____

____

☐ Check here if requesting delivery by Deposit/Withdrawal at Custodian as follows:

DTC Participant: ____

DTC Number: ____

Account Number: ____

Date: ____________ __, _____

____
Name of Registered Holder

By: _________________________
Name:
Title:

Tax ID:____________________
Facsimile:__________________

E-mail Address:

EXHIBIT II

ACKNOWLEDGMENT

The Corporation hereby acknowledges this Conversion Notice and hereby directs ______________ to issue the above indicated number of shares of Common Stock in accordance with the Transfer Agent Instructions dated ____________, 20__ from the Corporation and acknowledged and agreed to by ______________________.

Fortium Holdings Corp.

By: ______________________________
Name:
Title:

MA15614-WhiteRiver\FRTM\Series A COD - Redlined- 7-21-22.docx